EXHIBIT 5.1

OPINION OF LATHAM & WATKINS LLP

March 16, 2005

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by Zhone Technologies, Inc., a Delaware corporation (the “Company”), of 3,750,120 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Company’s Amended and Restated 2001 Stock Incentive Plan (the “2001 Plan”) and the Company’s 2002 Employee Stock Purchase Plan (the “ESPP,” and together with the 2001 Plan, the “Plans”) under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 16, 2005 (the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated by the Plans. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plans, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP